Exhibit 99.1

For Release: 11 a.m. EST

December 21, 2009

CHRIS LIDDELL NAMED GM VICE CHAIRMAN AND CFO

DETROIT – Chris Liddell has been appointed General Motors vice chairman and chief financial officer, it was announced today. Liddell was most recently CFO for Microsoft Corp., a post he held since May, 2005.

“Chris brings a depth and experience to this job that were unmatched in our search for a new financial leader,” said Ed Whitacre, GM chairman and CEO. “Chris will lead our financial and accounting operations on a global basis and will report directly to me. We’re also looking to his experience and insights in corporate strategy as a member of the senior leadership team in helping our restructuring efforts.”

Liddell will start with GM in the new year. While at Microsoft, Liddell was responsible for leading Microsoft Corp.’s worldwide finance organization, which included overseeing acquisitions, corporate strategy, treasury activities, tax planning, accounting and reporting, internal audit, and investor relations. He is leaving Microsoft on December 31 of this year.

Before joining Microsoft, Liddell was CFO at International Paper Co., the world’s largest forest products company, with similar responsibilities. Prior to that, he was chief executive officer of Carter Holt Harvey Ltd., then New Zealand’s second-largest listed company. He also has worked as an investment banker as managing director and joint CEO for CS First Boston NZ Ltd.

Liddell, 51, holds an engineering degree with honors from the University of Auckland, New Zealand, and a Master of Philosophy degree from Oxford University in England. He has served as director of the New Zealand Rugby Union and governor of the New Zealand Sports Foundation. He is a distinguished alumnus of the University of Auckland. Liddell was a member of the Securities and Exchange Commission’s Advisory Committee on Improvements to Financial Reporting.

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About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 209,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

Contacts:

Tom Wilkinson

313-667-0366 (o)

313-378-6233 (c)

tom.wilkinson@gm.com

Randy Arickx

313-667-0006 (o)

313-268-7070 (c)

randy.arickx@gm.com